Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	Three months ended June 30,				Six months ended June 30,
	2012		2011		2012	2011
Income from continuing operations before income taxes (2)	$30,514		$63,684		$124,510	$141,663
Add fixed charges:
Interest expense	24,136		26,593		47,147	52,901
Amortization of discount on convertible notes (1)	5,929		5,989		12,279	11,862
Amortization of debt issuance expense	1,459		1,403		2,960	2,821
Interest expense-special items (2)	4,093		—		4,093	1,079
Interest portion of rent expense	4,366		4,786		9,010	10,155
Adjusted income from continuing operations	$70,497		$102,455		$199,999	$220,481
Fixed charges:
Interest expense	$24,136		$26,593		$47,147	$52,901
Amortization of discount on convertible notes (1)	5,929		5,989		12,279	11,862
Amortization of debt issuance expense	1,459		1,403		2,960	2,821
Interest expense-special items (2)	4,093		—		4,093	1,079
Interest portion of rent expense	4,366		4,786		9,010	10,155
Fixed charges	$39,983		$38,771		$75,489	$78,818
Ratio of earnings to fixed charges(3)	1.8	x	2.6	x	2.6	2.8

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.

(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges from applicable financial covenant coverage calculations.  The following listing of charges, which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Settlement, litigation and other related charges (a)	$26,093	$19,816	$33,296	$25,829
Other charges (b)	49,209	2,332	60,721	4,221
Total - non-interest expense special items	$75,302	$22,148	$94,017	$30,050
Interest expense special items (c)	$4,093	$—	$4,093	$1,079
(a) See further discussion at the "Commitment and Contingencies" note of the Notes to Consolidated Financial Statements.
(b) See further discussion at the "Other Charges" caption of the "Significant Accounting Policies" note of the Notes to Consolidated Financial Statements.
(c) See the "Debt" note of the Notes to Consolidated Financial Statements.

(3)
The ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income from continuing operations, and dividing adjusted income from continuing operations by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.